Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings

July 12, 2010	For immediate release

For more information contact: Steve Marsh, President and CEO at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the second quarter ended June 30, 2010, of $732,533 or $0.15 per common share, compared to $1,007,565 or $0.21 per common share for the second quarter ended June 30, 2009.  Earnings per share for the six months ended June 30, 2010 of $1,671,445 or $0.35 per common share were reported, compared to $1,690,818 or $0.36 per common share for the same period in 2009.

Total assets at June 30, 2010 were $497,704,315 compared to $505,287,097 at December 31, 2009 and $479,267,790 at June 30, 2009.  The decrease in assets from year end is due to the annual municipal finance cycle as short-term municipal loans generally mature at the end of the second quarter and are not replaced until after the start of the third quarter.  Municipal loans totaling $14,000,000 matured on June 30, 2010, with renewals and new loans of approximately $22,000,000 booked at press time.

In commenting on the Company’s earnings performance, President and CEO Stephen Marsh said that second quarter earnings were negatively impacted by impairment charges and expenses related to non-performing loans. The recent recession has left some of our customers unemployed for an indefinite period of time, resulting in these charges and additional expenses.  Additionally, during the second quarter of 2009, the Company recorded a $447,420 gain from the sale of securities compared to no gains recorded in 2010.  Furthermore in the second quarter of 2009, the Company had record income from the residential mortgage refinance activity that was significantly greater than during the second quarter of 2010.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.